Exhibit 10.1

FOURTH AMENDMENT TO STANDSTILL AND OPTION AGREEMENT

This FOURTH AMENDMENT TO STANDSTILL AND OPTION AGREEMENT (this “Fourth Amendment”) effective this 6th day of June, 2011 (the “Effective Date”), is made and entered into by and among Baxter Healthcare Corporation, a Delaware Corporation with a place of business at One Baxter Parkway, Deerfield, IL 60015 (“BHC”), Baxter Healthcare S.A., a corporation organized under the laws of Switzerland with a place of business at Thurgauerstrasse 130, 8152 Glattpark (Opfikon) Switzerland (“BHSA”), Baxter Innovations GmbH, a corporation organized under the laws of Austria with a place of business at Industriestrasse 67, 1221 Vienna, Austria (“Innovations” and, together with BHC and BHSA, “Baxter”) and Medgenics, Inc., a Delaware corporation with a place of business at Teradion Business Park, P.O. Box 14, Misgav 20179 Israel (“Medgenics”). Baxter and Medgenics are each sometimes referred to herein as a “Party” and, collectively, as the “Parties”.
BACKGROUND

WHEREAS, Baxter and Medgenics entered into that certain Standstill and Option Agreement dated October 22, 2009 (the “Original Agreement”), as amended by that certain First Amendment to Standstill and Option Agreement dated October 22, 2009, and further amended by that certain Second Amendment to Standstill and Option Agreement dated December 29, 2009, and further amended by that certain Third Amendment to Standstill and Option Agreement dated October 20, 2010 (the “Third Amendment”) (as amended, the “Agreement”) pursuant to which inter alia Baxter agreed to fund certain research and development activities to be conducted by Medgenics relating to the application of Medgenics’ Biopump Technology to produce human Factor VIII (hFVIII) protein;

WHEREAS, the Agreement expired pursuant to its terms as of April 21, 2011 (the “Expiration Date”); and

WHEREAS, the Parties desire to reinstate the Agreement and further amend the Agreement to provide for the continued development of Medgenics’ Biopump Technology to produce human Factor VIII (hFVIII) on the terms set forth in this Fourth Amendment.

NOW, THEREFORE, in consideration of the foregoing and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.      Reinstatement and Incorporation of the Agreement. The Agreement and all of its terms and conditions are hereby reinstated and confirmed in full as of the date first above written, except as specifically set forth herein. All capitalized terms which are not defined herein shall have the same meanings as set forth in the Agreement, and the Agreement, to the extent not inconsistent with this Fourth Amendment, is incorporated herein by this reference as though the same was set forth in its entirety. To the extent any terms and provisions of the Agreement are inconsistent with the amendments set forth in Paragraph 2 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the Parties hereto.

2.	Amendment of the Agreement. The Agreement is hereby amended as follows:

a.
From and after the date of this Fourth Amendment, the provisions set forth in the entirety of Section 2.b. of the Third Amendment shall no longer be in force or effect. The Parties agree that Baxter will make the payment pursuant to the terms and conditions set forth in subsection (d) of this Fourth Amendment. Notwithstanding the foregoing, except as expressly set forth in subsection (d) or, if applicable, subsection (e) of this Fourth Amendment, Medgenics agrees that Baxter has no financial obligation to Medgenics.

b.
Promptly following the Effective Date of this Fourth Amendment, Baxter will return to Medgenics the two incubators previously used for shipment of hFVIII biopumps. Promptly after receipt of such incubators, Medgenics will use the incubators to ship to Baxter’s facilities in Vienna, Austria 20 biopumps developed by Medgenics (consisting of 17 hFVIII biopumps and 3 EPO biopumps) (the “June Biopumps”). Medgenics shall use its reasonable good faith efforts to ship the June Biopumps to Baxter within three weeks of the date that Medgenics receives the incubators from Baxter. In the event that any of the June Biopumps shall arrive damaged, Baxter shall immediately notify Medgenics and the parties will in good faith determine whether new biopumps are required and also determine whether the proposed experiments and related timing should be altered in any way.

c.
Upon receipt of, the June Biopumps, Baxter shall perform certain experiments using the June Biopumps in SCID mice as outlined on Exhibit A attached hereto (the “Baxter SCID Experiments”). The JSC shall make such necessary adjustments in the proposed experimental plan set forth on Exhibit A as the parties determine is appropriate. Baxter shall use its good faith reasonable efforts to complete the Baxter SCID Experiments within eight (8) weeks following Baxter’s receipt of the June Biopumps (and the date on which the Baxter SCID Experiments are actually completed shall be referred to as the “Validation Completion Date”). The parties shall update each other on the progress of the work herunder on a monthly basis or as otherwise deemed appropriate by the parties. Promptly following the Validation Completion Date, Baxter shall provide to Medgenics a report, in reasonable detail, setting forth the results of the Baxter SCID Experiments and Medgenics will promptly provide to Baxter a report, in reasonable detail, setting forth the results of the SCID mouse experiments conducted by Medgenics.

d.
Baxter shall pay to Medgenics $75,000 for preparation of the June Biopumps within 60 (sixty) days upon receipt of an invoice. Medgencis shall issue the invoice within ten (10) days of delivery of the June Biopumps to Baxter pursuant to clause b above.

e.
The Agreement, as amended hereby, shall terminate five (5) days after the earlier of (i) Validation Completion Date and (ii) September 30, 2011, unless Baxter shall have delivered the Option Notice as provided in Section 4.b. of the Agreement on or prior to end of such 5-day period and within forty-five (45) days of the delivery of the Option Notice, Baxter shall make payment of the Option Payment. The Parties agree that Medgenics shall not be obligated to perform any obligations or refrain from taking any actions under Section 2.a. of the Agreement from and after the Expiration Date until and unless the Negotiation Period is commenced as provided in Section 4.c. of the Original Agreement. Notwithstanding the foregoing, nothing in this Fourth Amendment shall amend, modify or limit the Parties obligations under Section 3.f. or the MCDA.

f.	Section 6 is hereby amended by deleting the section in its entirety and replacing it with the following language:

g.
The Parties have entered into a Mutual Confidential Disclosure Agreement,dated March 17, 2009 (as the same may be amended, MCDA). Unless and until the Parties execute a definitive agreement relating to any Further Transaction, all information exchanged by the Parties meeting the definition of “Confidential Information” as set forth in Section 1(a) of the MCDA will be deemed to be “Confidential Information” covered by the terms of the MCDA.

3.
Effectuation.  The amendment to the Agreement contemplated by this Fourth Amendment shall be deemed effective as of the date first written above upon the full execution of this Fourth Amendment and without any further action required by the Parties hereto.  There are no conditions precedent or subsequent to the effectiveness of this Fourth Amendment.

4.
Counterparts.  This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  One or more counterparts of this Fourth Amendment may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

[Signature Page Follows]

[Signature Page to Fourth Amendment]

           IN WITNESS WHEREOF, the Parties hereto have duly executed this Fourth Amendment as of the date first above written.

BAXTER HEALTHCARE CORPORATION		MEDGENICS, INC.

By:	/s/ Ludwig N. Hantson	By:	/s/ Andrew Pearlman
Name:	Ludwig N. Hantson	Name:	Andrew Pearlman
Title:	CVP / President BioScience	Title:	CEO

BAXTER HEALTHCARE S.A.

By:	/s/ Ignacio Martinez de Lecea
Name:	Ignacio Martinez de Lecea
Title:	Sr. Counsel ECEMEA

By:	/s/ Yvo Aobli
Name:	Yvo Aobli
Title:	Director, Finance

BAXTER INNOVATIONS GmbH

By:	/s/ Christian Hrobar
Name:	Christian Hrobar
Title:	Corporate Counsel

By:	/s/ Mag. Ulrike Weiss
Name:	Mag. Ulrike Weiss
Title:	Human Resources

Exhibit A
 to
Fourth Amendment to Standstill and Option Agreement

Baxter - Evaluation Study Proposal for Medgenics FVIII biopumps

I.           Prior to the Effective Date, Baxter will have determined FVIII base activity in NOD SCID mice

Week 22 / 2011: Blood samples will be drawn from 4 male and 2 female NOD SCID mice (several times) and FVIII activity will be measured by chromogenic assay in week 23/2011.   Target date for confirmation of acceptable baseline activity:  June 8.
Test :        Determination of FVIII by chromogenic
Duration:          1 week

II.          Proposed Evaluation Plan and timelines will ensue:
Baxter to implant Medgenics biopumps  in NOD SCID mice (non-hemophilic mice) using the needle implantation technique which Baxter’s personnel learned at Medgenics and tested at Baxter, per the following overall plan:
a.	Experimental implantation design - mice aged about 8 weeks :

1)	4 mice – subcutaneous implantation of 2 Factor VIII Biopumps

2)	4 mice – IP implantation of 2 Factor VIII Biopumps

3)	3 mice – subcutaneous implantation of 1 EPO Biopump

b.	Timelines (starting from receipt of Biopumps at Baxter in Vienna):

1)	In-vitro testing - media change upon receipt, sampled within first 3 days thereafter

2)	Implantation and 4 weeks of follow-up – bleedings shall be taken for sampling serum FVIII once per week

3)	After 4 weeks sacrifice mice and examine and photograph implant sites

4)	1 week of analysis

5)	1 week to generate report

Overall, project to last up to 8 weeks after delivery of Biopumps, for experimental work, sample testing and final report by Baxter.  .

III.         Timeline estimates:
1)	Wk 24

a.	Baxter ships two Incubators to Medgenics –

2)	Wk 24-26: Preparation of Biopumps at Medgenics – approx. 2-3 weeks for preparation.

3)	Wk 26: a) Baxter receives NOD SCID mice (7 weeks old)

b)	Shipment of biopumps to Baxter (approximately 9-10 Days after harvest) -

4.)	Wk 26/27:

a.	Receipt of biopumps at Baxter, media exchange upon receipt - (24-48 hrs for shipment):

b.	second media exchange and in vitro FVIII measurement 3 days after first media exchange.

c.	Sampling of blood for FVIII baseline measurement

5.)  Early week 28: Implantation of biopumps into NOD SCID mice –

6.)  Wks 28-32:  collection of blood samples and FVIII activity testing –Target date for sacrifice of mice: week 32

7.)  Wks 33-34:  analysis, report writing – extra week fallback - Target date for report completion:  week 36.